Exhibit 10.01

UNDER ARMOUR, INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN

SECTION 1.PURPOSE: The purpose of the Under Armour, Inc. Executive Incentive Compensation Plan (the “Plan”) is to advance the interests of Under Armour, Inc. (the “Company”) and its shareholders by further linking executive compensation to Company performance through this performance-based incentive compensation program.

SECTION 2.EFFECTIVE DATE: The effective date of the Plan is January 1, 2013. The Plan shall be subject to the approval of the shareholders of the Company at the first Annual Meeting to be held after the effective date. The Plan shall remain in effect until terminated pursuant to the terms of this Plan.

SECTION 3.DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a)
“Award” shall mean, for any Performance Period, an award entitling a Participant to receive incentive compensation based on a percentage of the Participant's annual base salary or in an amount as otherwise determined by the Committee, and subject to the terms and conditions of the Plan.

(b)	“Board of Directors” or “Board” shall mean the board of directors of the Company.

(c)
“Business Criteria” means one or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), which shall be used exclusively by the Committee in establishing Performance Goals for Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, a Standard & Poor's stock index; (3) net revenues; (4) net income; (5) earnings per share; (6) income from operations; (7) operating margin; (8) gross profit; (9) gross margin; (10) pretax earnings; (11) earnings before interest expense, taxes, depreciation and amortization; (12) return on equity; (13) return on capital; (14) return on investment; (15) return on assets; (16) working capital; (17) free cash flow; and (18) ratio of debt to stockholders' equity.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(e)
“Committee” shall mean the Compensation Committee or such other committee of the Board of Directors, which shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(f)	“Company” shall mean Under Armour, Inc., a Maryland corporation, including its subsidiaries and affiliates and any successors to all or substantially all of the Company's assets or business.

(g)	“Participant” shall mean the executives of the Company selected by the Committee to participate in the Plan from time to time pursuant to Section 5.

(h)
“Performance Goal” shall mean one or more Business Criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Plan. Performance Goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. The Committee may determine that an Award shall be granted, exercised and/or settled upon the achievement of any one or more Performance Goals. Performance Goals may differ for Awards granted to any one Participant or to different Participants.

(i)	“Performance Period” means for each Award the period of service identified by the Committee within which the Performance Goals for such Award must be satisfied.

(j)	“Plan Year” shall mean a period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.

SECTION 4.ADMINISTRATION: Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.

SECTION 5.ELIGIBILITY: The Committee shall determine the executives of the Company who will be Participants in the Plan from time to time.

SECTION 6.AWARDS

(a)	The Committee may make Awards to Participants with respect to a Performance Period, subject to the terms and conditions set forth in the Plan.

(b)
Performance Goals shall be established in writing by the Committee not later than 90 days after the beginning of the Performance Period applicable to an Award, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goals and provided that the Performance Goals are established at or before 25 percent of the applicable Performance Period has elapsed, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code. At the same time as the Committee establishes the Performance Goals, the

Committee may provide, in writing, that the determination as to whether the Performance Goals are attained will be made by excluding the effect of unusual or infrequently occurring items, charges for restructurings (employee severance liabilities, asset impairment costs, and exit costs), discontinued operations, extraordinary items, the cumulative effect of changes in accounting treatment, and other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statement or management's discussion and analysis of financial condition and results of operations.

(c)
The maximum Award amount payable to any Participant under this Plan for any Plan Year during a Performance Period shall be $5,000,000. If the Performance Period spans multiple Plan Years, the maximum Award will be a multiple of $5,000,000 where the multiple is equal to the number of full Plan Years in the Performance Period.

(d)
After the end of the Performance Period, the Committee shall certify, in writing, prior to payment of any Award, the attainment of the Performance Goal for the Performance Period. Notwithstanding attainment of the Performance Goal, the Committee shall have the discretion to reduce or eliminate the Award amount based upon the performance of the Company or the Participant or such other factors as the Committee determines in its discretion. The Committee may not increase the amount of such Award or waive the achievement of the Performance Goal.

(e)
Payment under this Plan shall be made within two and one-half (2½) months following the end of the applicable Performance Period, except as otherwise established by the Committee in writing at the time of the grant. Payment under this Plan may be made in (i) cash, (ii) stock, restricted stock, other stock-based or stock denominated units issued under the Under Armour, Inc. Amended and Restated 2005 Omnibus Long-Term Incentive Plan, as amended from time to time, or any successor long-term incentive plan, (iii) any other form of consideration or (iv) any combination of (i)-(iii), as determined by the Committee. If an Award is settled in stock, restricted stock, other stock-based or stock denominated units pursuant to this Section 6(e), the value of such stock or units at the time of settlement shall not when combined with any cash paid to settle such Award exceed the annual maximum described in Section 6(c).

SECTION 7.NO RIGHT TO AWARDS: No employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of employees under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

SECTION 8.NO RIGHT TO EMPLOYMENT: The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company. The Company may at any time terminate an employee's employment free from any liability or any claim under the Plan, unless otherwise provided in the Plan.

SECTION 9.SEVERABILITY: If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

SECTION 10. NO TRUST OR FUND CREATED: Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant. To the extent a Participant acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

SECTION 11. NONASSIGNABILITY: Unless otherwise determined by the Committee, no Participant may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan.

SECTION 12. FOREIGN JURISDICTIONS: The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform with the laws and regulations of any such foreign jurisdiction.

SECTION 13. TERMINATION AND AMENDMENT: The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no action which requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless such action is approved by the shareholders of the Company. Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the Participant to whom a payment under an Award has been determined for a completed Performance Period but not yet paid, adversely affect the rights of such Participant in such Award.

SECTION 14. INTERPRETATION: It is the intent of the Company that Awards made shall constitute "qualified performance-based compensation" satisfying the requirements of Section 162(m) of the Code. Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code. If any provision of the Plan or an Award is intended to but does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.

SECTION 15. APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its principles of conflict of laws.

SECTION 16. REPAYMENT OF AWARDS AS A RESULT OF CERTAIN IMPROPER CONDUCT: The Company shall seek to recover any Award paid to any Participant as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.